EXHIBIT 99
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                     THE FIRST AMERICAN CORPORATION TO SELL
                $175 MILLION OF ITS SENIOR CONVERTIBLE DEBENTURES

SANTA ANA, Calif., April 19, 2001 - The First American Corporation (NYSE: FAF), the nation's leading, diversified provider of business information and related products and services, today announced that it has agreed to sell $175 million aggregate principal amount, with an over-allotment option of $35 million, of its
4.5 percent senior convertible debentures due 2008. The transaction was structured as a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

     The senior convertible debentures will be convertible into common stock of The First American Corporation at a conversion price of $28 per share and are noncallable for three years. The offering is expected to close on April 24, 2001.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy the senior convertible debentures, nor shall there be any sale of these senior convertible debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer, if any at all, will be made only by means of an offering circular.

     The senior convertible debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

     The First American Corporation, based in Santa Ana, Calif., is the nation's leading, diversified provider of business information and related products and services. The corporation's three primary business segments include: title information and services; real estate information and services, which includes mortgage information services and database information and services; and
consumer information and services, which provides automotive, subprime and direct-to-consumer credit reporting; direct-to-consumer public records reporting; resident screening; pre-employment screening; property and automotive insurance tracking services; property and casualty insurance; home warranties; investment advisory; and trust and banking services. Information about the company and an archive of its press releases can be found on the Internet at www.firstam.com.

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